UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 30, 2008

CASH AMERICA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 West 7th Street

Fort Worth, Texas 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 335-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 30, 2008, Cash America International, Inc. (the “Company”) entered into a Letter of Credit Facility (the “L/C Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, and the other lenders named in the Agreement. The L/C Agreement provides that the lenders may, at the request of the Company, issue standby letters of credit during the 18-month term of the L/C Agreement. The initial aggregate commitments of the lenders are $12.8 million. The L/C Agreement also includes a feature that permits the Company to increase the aggregate commitments to up to $20 million upon receipt of sufficient commitments. The L/C Agreement includes representations, warranties and covenants that are substantially similar to those included in the Company’s First Amended and Restated Credit Agreement dated as of February 24, 2005 among the Company, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, an L/C Lender and Swing Line Lender, and the other lenders party thereto, as amended by the First Amendment thereto dated as of March 16, 2007 and a Commitment Increase Agreement dated as of February 29, 2008 (collectively, the “Credit Agreement”). The L/C Agreement also includes cross default provisions with the Credit Agreement.

Also on June 30, 2008, the Company entered into a Second Amendment to the First Amended and Restated Credit Agreement (the “Amendment”). The Amendment adds provisions to the Credit Agreement that allow the Company to enter into and incur obligations under the L/C Agreement. All other material provisions of the Credit Agreement remain unchanged.

These descriptions are summaries of the respective provisions of the L/C Agreement and Amendment and are qualified by reference to the applicable instrument, each of which is attached as an exhibit to this Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officer. Jerry A. Wackerhagen, the Company’s President – Retail Services Division left the employ of the Company on June 30, 2008. Mr. Wackerhagen and the Company have executed a Separation of Employment Letter Agreement dated June 30, 2008. Under this agreement, Mr. Wackerhagen will continue to receive a salary during the 18-month period ending December 31, 2009, the aggregate gross amount of which will be $630,540 (before applicable deductions). He will also receive a single lump-sum payment in the total gross amount of $287,335 (before applicable deductions) on January 31, 2009, continuing health coverage for up to 18 months, and outplacement assistance. The agreement also includes nondisclosure, nonsolicitation and noncompete provisions covering the 18 month period ending December 31, 2009, and Mr. Wackerhagen’s waiver and release of the Company from certain claims. The agreement also provides Mr. Wackerhagen a seven day period within which to revoke the agreement; this period ends July 8, 2008. This description is a summary of the agreement, which the Company expects to file as an exhibit to its Form 10-Q for the quarter ended June 30, 2008, provided the agreement has not been revoked.

Appointment of Officer. Dennis J. Weese has been appointed the Company’s President and Chief Operating Officer – Retail Services Division, effective June 30, 2008. Mr. Weese, 44, joined the Company as its Executive Vice President & Chief Operating Officer – Retail Services Division in

September 2007. Prior to joining the Company, Mr. Weese was Chief Operating Officer of On The Border Mexican Grill and Cantina, a restaurant company within the Brinker International family of restaurants from July 2004 until September 2007. He also served in a number of Vice President and Director Level positions at Limited Inc. from May 2001 until July 2004, and with YUM Brands from September 1990 to May 2001. He is a graduate of the United States Military Academy, and earned a master’s degree in business administration from Auburn University and a master’s degree in business management from the University of Central Texas.

In his new role, Mr. Weese will receive an annual base salary of $350,000, and will participate in the Company’s 2008 short term incentive compensation plan at a target award level of 45% of his annual base salary for the remainder of 2008. Mr. Weese also continues to be eligible to participate in the Company’s benefit plans and programs for senior executives, all in a manner and on terms and conditions substantially similar to other Company executive officers.

Item 7.01	Regulation FD Disclosure

On July 3, 2008, the Company issued a press release announcing the appointment of Dennis J. Weese as the President and Chief Operating Officer of the Retail Services Division of the Company. A copy of the Company’s news release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

On July 7, 2008, the Company announced that it expects earnings for the second quarter ending June 30, 2008 will top estimates. A copy of the Company’s news release is furnished as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter of Credit Facility dated as of June 30, 2008 among Cash America International, Inc., as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, and the Other Lenders Party Thereto.

10.2	Second Amendment dated as of June 30, 2008 to the First Amended and Restated Credit Agreement among Cash America International, Inc., as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, an L/C Issuer and Swing Line Lender, and the Other Lenders Party Thereto.

99.1	Press release dated July 3, 2008 issued by Cash America International, Inc.

99.2	Press release dated July 7, 2008 issued by Cash America International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date: July 7, 2008	By:	/s/ Thomas A. Bessant, Jr.
Thomas A. Bessant, Jr.,
Executive Vice President and Chief Financial Officer